Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-213764 on Form F-4 of Enbridge Inc. of our report dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Corp and subsidiaries, and the effectiveness of Spectra Energy Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

November 14, 2016